Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE August 8, 2018

MTS Announces Appointment of Todd Klemmensen as Senior Vice President and General Counsel

EDEN PRAIRIE, Minn., August 8, 2018 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high performance test systems and sensors, today announced the appointment of Todd Klemmensen, currently MTS Systems Associate General Counsel and acting General Counsel, as Senior Vice President, General Counsel and Secretary for the company, effective August 5, 2018.

Todd has over 19 years of legal experience, practicing business and corporate law in the Twin Cities before transitioning into industry. Todd was Senior Manager - Contracts at Alliant Techsystems Inc. (ATK) and provided legal counsel within its Armament Systems Group, prior to joining MTS Systems as Director of Contracts and Senior Counsel in 2012. Todd holds a B.A. from Gustavus Adolphus College and a J.D. from Hamline University School of Law.

In a statement from Dr. Jeffrey Graves, President and Chief Executive Officer of MTS, he stated, “On behalf of our Board of Directors and the entire Management Team, we are pleased to appoint Todd to the role of MTS General Counsel. This is a recognition of the value his contributions have provided over the last six years, as he has worked with the leadership of both our Test and Sensors business units. As our General Counsel, we are confident that Todd will provide us with excellent leadership and guidance as we continue to execute on our growth strategy.”

About MTS Systems Corporation
MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’s high-performance sensors provide controls for a variety of applications measuring motion, pressure, position, force and sound. MTS had 3,500 employees as of September 30, 2017 and revenue of $788 million for the fiscal year ended September 30, 2017. Additional information on MTS can be found at www.mts.com.